                                                                   Exhibit 10.25

                          TRADEMARKS LICENSE AGREEMENT

          This Trademarks License Agreement ("Agreement") is entered into in Houston, Texas, U.S.A., effective as of the 14th day of August, 2002 ("the Effective Date"), by and between DWANGO Company, Ltd., ("DWANGO"), a Japanese Corporation with a principal place of business at Suitengu Hokushin Bldg., 1-39-5, Nihonbashi-Kakigara-cho, Chuo-ku, Tokyo, Japan 103-0014 and Dwango North America, Inc("DNA"), a Texas corporation with a principal place of business at 222 Vanderpool Lane, Houston, Texas.

                                    RECITALS

          WHEREAS, DWANGO owns and uses certain trademarks as defined below (the "Trademarks");

          WHEREAS, DWANGO has developed and owns certain intellectual property, as defined below ("Licensed Property");

          WHEREAS, DWANGO and DNA (collectively the "Parties" and each a "Party") have previously entered into a license agreement dated January 31, 2002 ("Original License Agreement"), wherein DWANGO licensed certain trademarks and technology to DNA, under the terms and conditions set out at length in the Original License Agreement;

          WHEREAS, DWANGO and DNA wish to amend and replace the Original
License Agreement in its entirety with this Agreement and a technology agreement being entered into simultaneously herewith;

          WHEREAS DNA desires a license of the Licensed Property to use the Licensed Property for applications developed or to be developed by or for Dwango and/or in order to develop new applications of the Licensed Property for Wireless Technology, for use within the United States of America, Canada and Mexico (collectively, the "Territory");

          WHEREAS, DNA desires to use the Trademarks in connection with the promotion, marketing and delivery of the Licensed Property, the DWANGO

Related Technology and DNA Developed Technology within the Territory; and

          WHEREAS, DWANGO is willing to permit such use of the Trademarks under the terms and conditions set forth in this Agreement;

          NOW THEREFORE, the parties agree as follows:

1.   Grant of License.

1.1. Licensed Property. "Licensed Property" shall mean all intellectual property rights to all Wireless Technology owned or held, now or in the future, by DWANGO (for purposes of this definition only, the term DWANGO to include DWANGO Company, Ltd., and any subsidiary, division or other entity owned and/or controlled by DWANGO Company, Ltd.), including any DWANGO modifications, additions, enhancements and upgrades thereto. Title to and all ownership rights of, in and to the Licensed Property, and the copyrights, trademarks, patents and other intellectual property rights related thereto, are and will remain the property of DWANGO, which shall have the exclusive right to protect the same by copyright, trademark, patent or otherwise.

1.2.1 Trademarks. "Trademarks" shall mean DWANGO(R), and all other product names and related trademarks owned and registered by DWANGO (for purposes of this definition only, the term DWANGO to include DWANGO Company, Ltd., and any subsidiary, division or other entity owned and/or controlled by DWANGO Company, Ltd.). In the event that DWANGO chooses not to register any trade name or product name used by DWANGO, DNA may register such unregistered trade name or product name used by DWANGO. In such case, DNA shall transfer, for no additional consideration, all of these registered trademarks to DWANGO upon termination of this Agreement. Title to and all ownership rights of, in and to the Trademarks, are and will remain the property of DWANGO, which shall have the exclusive right to protect the same.

1.2.2 DNA Developed Technology. "DNA Developed Technology" shall mean all software written and/or technology developed by or for DNA, which does not contain any portion of the Licensed Property.

1.2.3 DWANGO Related Technology. "DWANGO Related Technology" shall mean all software and/or technology, which contains some portion of the Licensed Property, or has been co-developed by DWANGO and DNA.

1.2.4 Wireless Technology. "Wireless Technology" shall mean all technology owned by DWANGO now or in the future that is designed for use or may be used over any wireless network and/or that supports or may be used to support any wireless application, including, without limitation, all client applications, all server applications, all transmission applications, all ringtone applications, all browser applications, all software development applications and all source and object code related thereto, and also including any technology which DWANGO uses under license to the extent contained in any of the foregoing, but only to the extent that this technology which has been licensed to DWANGO may be sublicensed to DNA.

1.3. Grant of License. DWANGO hereby grants to DNA an exclusive, nontransferable license to use the Trademarks in connection with the name of DNA and DNA's products and services, including the marketing, sale, manufacture, distribution, promotion and packaging of such products and services in the Territory. DNA may only use the Trademarks as a collective whole and shall not separately use any element or elements of the Trademarks.

1.4. Reservation of Rights. DWANGO hereby reserves any and all rights not expressly and explicitly granted in this Agreement.

1.5.1 Relationship of the Parties. DWANGO and DNA are independent contractors with respect to each other, and nothing contained in this Agreement shall be deemed to create, and the Parties shall not intend to create, any relationship of partners or joint ventures with respect to this Agreement. None of the Parties to this Agreement shall be, or shall hold themselves out to be, the agent of the other party under this Agreement. Neither Party may assume or create any obligation of any kind, either express or implied, or make any claims or representations, on behalf of the other Party. All financial liabilities associated with each Party's business are the sole responsibility of that Party. All sales and other agreements between the Party and its customers are under exclusive responsibility of that Party and will have no effect on the Party's obligations under this Agreement.

1.5.2 Use of the Trademarks. DNA shall clearly indicate on DNA's homepage that Dwango and DNA are separate entities. In addition, in instances where DNA may deem such notice appropriate, advertising and promotional materials for DNA shall also indicate that Dwango and DNA are separate entities.

2.1 Gross Revenue. "Gross Revenue" shall mean all revenue, fees, proceeds and/or income of whatever type or character, and from whatever source, that DNA may collect or receive from or as a result of Wireless Technology and/or any technology that is designed for use or may be used over any wireless network and/or that supports or may be used to support any wireless application, including, without limitation, all client applications, all server applications, all transmission applications, all ringtone applications, all browser applications, all software development applications and all source and object code related thereto.

2.2 License Fee. For the rights granted to DNA herein, DNA shall pay DWANGO an annual running royalty of (*) of DNA's Gross Revenue ("DWANGO Royalty"), which in any case shall not be less than (*) ("a Minimum Annual Royalty"). If DWANGO in good faith contests any tax that is so payable or reimbursable by DWANGO, DNA shall cooperate in good faith in the contest at DWANGO's expense. In the event that the United States government withholds any sums from the royalties otherwise payable to DWANGO, DNA shall pass on to DWANGO any tax refund and interest related thereto, received by DNA with respect to DNA's previous payment or reimbursement of applicable taxes and interest related thereto hereunder, if any.

2.3 Payment. DNA shall determine the DWANGO Royalty on a quarterly basis, and the DWANGO Royalty shall be due and payable to DWANGO within ninety (90) days after the end of each quarterly period ending March 31, June 30, September 30 and December 31. The Annual Minimum Royalty set forth above shall apply to each applicable contract year, which shall run from October 1 to September 30. Parties hereto acknowledges that the first contract year shall run from August 1, 2002 to September 30, 2002. The

* Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Annual Minimum Royalty shall be paid on or before December 31 during the term of this Agreement for each contract year. The first Minimum Annual Royalty payment shall be for the contract year ended September 30, 2003, and shall be due on December 31, 2003. DWANGO shall release DNA from payment of the Annual Minimum Royalty for the first contract year (August 1, 2002 to September 30, 2002). DNA acknowledges that DNA shall pay DWANGO an annual running royalty for the first contract year equal to one-half of one percent (1/2 of 1%) of the Gross Revenue.

2.4 Records and Reports. DNA shall keep, or cause to be kept, complete and accurate records and books in English language sufficiently separate and detailed to show the amount of DWANGO Royalty due and payable to DWANGO.
During the term of this Agreement within thirty (30) calendar days after the end of each quarterly period, DNA shall submit to DWANGO the report, in English showing the Gross Revenue, the amount of royalties to be payable, and other data for calculation thereof.

2.5 Financial Examination. DNA shall, at the request and at the expense of the DWANGO and upon reasonable notice, permit its personnel and/or an independent accountant designated by DWANGO and reasonably acceptable to DNA to have access to, examine and copy during ordinary business hours such records as may be necessary to verify or determine any royalties, paid or payable, under this Agreement. Financial examinations provided for in this section shall take place no more than one time in any calendar quarter. In the event any examination of DNA's records proves the lesser of twenty thousand United States Dollars US$20,000.00 or ten (10)% underpayment of DWANGO Royalty, DNA shall promptly reimburse DWANGO for all reasonable expenses associated with such financial examination along with the deficient amounts, together with interest thereon at the rate of 10% per year from the original due date. In the event that any examination of DNA's records proves an overpayment of DWANGO Royalty, DWANGO shall promptly reimburse DNA for the over payment.

3.1 Ownership of Trademarks. DNA hereby acknowledges that DWANGO is the owner of the Trademarks, and any trademarks applications and/or registrations thereto, agrees that it will do nothing inconsistent with DWANGO's intellectual property rights in the Trademarks and agrees that all good will from the use of the Trademarks by DNA shall inure to the benefit of DWANGO. DNA agrees that nothing in this Agreement shall give DNA any right, title or interest in the Trademarks other than the right to use the Trademarks in accordance with this Agreement. Except as permitted by this Agreement, DNA agrees not to register or attempt to register the Trademarks as a trademark, service mark, trade name, with any domestic or foreign governmental or quasi-governmental authority and agrees it will not violate any of DWANGO's intellectual property rights in the Trademarks. The provisions of this paragraph shall survive the expiration or termination of this Agreement.

3.2 Ownership of Domain Name. DNA hereby agrees to transfer all right, title and interest in the domain name "www.dwango.com" to DWANGO upon termination of this Agreement.

4.   Use of the Trademarks; Protection of the Trademarks.

4.1. Proper Use. DNA agrees that all use of the Trademarks under this Agreement shall only occur in connection with the DNA corporate name, the Licensed Property, the Dwango Related Technology, and/or the DNA Developed Technology, and shall be in compliance with the terms of this Agreement. Except as provided in this Agreement, DNA shall have no right to sublicense, transfer or assign the use of the Trademarks or to use the Trademarks for any other purpose. DNA further agrees not to use the Trademarks on or in connection with any products or services that are or would generally be regarded as obscene or pornographic by the standards applicable in the United States; or disparaging of Dwango or its products or services; or that are unlawful or whose purpose is to encourage unlawful activities by others.

4.2. Quality Standards. If DNA uses the Trademarks in connection with the DNA Developed Technology and/or DWANGO Related Technology, DNA agrees to maintain a consistent level of quality of the DNA Developed Technology made available thereunder, substantially equal to that found in DNA's products and Web site services. DNA further agrees to maintain a level of quality of the DNA Developed Technology in connection with its use of the Trademarks that is consistent with general industry standards.

4.3. Monitoring by DWANGO. DNA acknowledges that DWANGO does have the right to periodically monitor, no more than quarterly, DNA's use of the Trademarks in conjunction with the DNA Developed Technology and/or DWANGO Related Technology. Upon reasonable request by DWANGO, no more often than quarterly, DNA shall provide DWANGO with representative samples of each such use prior to the time the Trademarks are published on the Internet or in press materials or marketing or advertising materials. Each use of the Trademarks shall require the prior consent of DWANGO. In the event that DWANGO does not provide such consent (or rejection) within fourteen (14) business days after receipt of the proposed use, then DWANGO shall be deemed to have consented to such use. If DWANGO has consented to a particular use, DNA shall be entitled to continue that use and all similar uses unless and until DWANGO revokes such consent. Any revocation of consent must be on no less than thirty (30) days written notice and shall not apply to services and products and marketing and advertising therefore that has been introduced into the market, printed or scheduled for printing or published or scheduled for publication at the time of such notice.

4.4. Legend; Disclaimer. DNA shall include with any online publication or publication in print of the Trademarks a trademark legend indicating that the Trademarks are that of DWANGO. DNA shall clearly indicate on DNA's homepage that Dwango and DNA are separate entities. In addition, in instances where DNA may deem such notice appropriate, advertising and promotional materials for DNA shall also indicate that the DNA Developed Technology has been produced by DNA and not by Dwango.

5. Confidential Information and Disclosure. Unless required by law, and except to assert its rights hereunder or for disclosures to its own employees, consultants, accountants, agents, representatives and attorneys on a "need to know" basis, each party agrees not to disclose the terms of this Agreement or matters relating thereto without the prior written consent of the other.

6.   Indemnification

     DNA hereby agrees to indemnify and hold harmless DWANGO and its predecessors, successors and assigns, and their officers, directors, shareholders, employees, agents, accountants, attorneys and independent contractors, from any and all causes of action, liabilities, demands, fines, claims, costs and expenses (including the fees and expenses of legal counsel and any expert witnesses) arising out of, relating to, or in connection with Licensee's performance of its obligations hereunder, including all warranties provided herein, or DNA's breach thereof. DWANGO shall have the right, subject to prior written approval from DNA, to defend or settle any such action or proceeding with counsel of its choice. DNA agrees to cooperate to the fullest possible extent with DWANGO in any such defense effort.

     DWANGO hereby agrees to indemnify and hold harmless DNA and its predecessors, successors and assigns, and their officers, directors, shareholders, employees, agents, accountants, attorneys and independent contractors, from any and all causes of action, liabilities, demands, fines, claims, costs and expenses (including the fees and expenses of legal counsel and any expert witnesses) arising out of, relating to, or in connection with DWANGO's performance of its obligations hereunder, including all warranties provided herein, or DWANGO's breach thereof. DNA shall have the right, subject to prior written approval from DWANGO, to defend or settle any such action or proceeding with counsel of its choice. DWANGO agrees to cooperate to the fullest possible extent with DNA in any such defense effort.

7.1. Term and Termination. This Agreement shall take effect the Effective Date, and shall remain in full force for a Period of twenty-five (25) years from the date, unless sooner terminated in accordance with the terms of this Agreement. The parties hereto are entitled to offer in writing, ninety (90) days immediately prior to expiration, to negotiate in good faith to extend the term of this Agreement. Upon mutual agreement of the parties hereto, this Agreement may be renewed or extended for successive terms, pursuant to mutual agreed terms and conditions.

Either party may, without prejudice to any other rights or remedies, terminate this Agreement by giving a written notice to the other such written notice shall take immediate effect, if any of the following events should occur:

     (a) if either party fails to make any payment to the other when due under this Agreement and such failure continues for more than thirty (30) calendar days after receipt of a written notice specifying the default;

     (b) If DNA makes what would generally be regarded by standards applicable in the United States any obscene or pornographic use of the Trademarks; or any use of the Trademarks disparaging of DWANGO or its products or services; or any use that is unlawful in the Territory or encourage activities which are unlawful in the Territory; and DNA fails to cure or cease such use within thirty (30) days after notice from DWANGO;

     (c) if either party: (i) makes an assignment for the benefit of creditors of any interest subject to this Agreement; (ii) files a petition or application under any foreign, state, or United States Bankruptcy act, receivership statute or similar act or statute, as they now exist or are hereafter amended; or (iii) is the subject of such an above referenced petition or application filed by a third party, and such petition or application is not resolved favorably for such party within one hundred eighty (180) days thereafter;

     (d) Failure by DNA to launch its service within 2 years after the effective date and/or if DNA discontinues operation of the service thereafter for a continuous period of more than 6 consecutive months and the service is not restarted within 60 days after written notice of such from Dwango.

7.2. Effect of Termination. Upon termination of the Agreement, DNA agrees it shall immediately cease any and all use of the Trademarks and ensure the removal of the word "DWANGO" from its trade name immediately. DNA shall immediately cease production of all materials containing the Trademarks, and within 6 months thereafter, DNA shall destroy all previously produced products and all advertising and promotional materials bearing Trademarks including samples and catalogues, if any.

8.   General

8.1. Choice of Law and Venue. This Agreement shall be governed, construed and enforced in accordance with the laws of Japan. Any claim or lawsuit arising out of this Agreement must be brought in the District Court of Tokyo.

8.2. Entire Agreement. This Agreement constitutes the entire Agreement and understanding between the parties and integrates all prior discussions between them related to its subject matter. No amendment or modification of any of the terms of this Agreement shall be valid unless in writing and signed by an authorized representative of each party.

8.3. Assignment. Except as set forth below, neither party may assign, sublicense or otherwise encumber any of its rights or (except in the normal course of its business) delegate any of its duties under this Agreement, or otherwise assign or transfer this Agreement without the prior written consent of the other party. DWANGO shall have the right to terminate this Agreement upon thirty (30) days prior written notice if DNA assigns or transfers this Agreement as permitted to a direct competitor of DWANGO in the web client or web portal business without DWANGO's consent. Any attempted assignment, delegation or transfer in derogation of the foregoing shall be null and void. This Agreement shall apply to and bind any permitted successors or assigns of the parties hereto and any reference to the applicable parties herein shall refer to the applicable successors or assigns.

8.4. Force Majeure. Neither party will be responsible for any failure to perform its obligations under this Agreement due to causes beyond its reasonable control, including but not limited to acts of God, war, riot, embargoes, acts of civil or military authorities, fire, floods or accidents.

8.5. Waiver. Any waiver, either expressed or implied, by either party of any default by the other in the observance and performance of any of the conditions, covenants of duties set forth herein shall not constitute or be construed as a waiver of any subsequent or other default.

8.6. Headings. The headings to the Sections and Subsections of this Agreement are included merely for convenience of reference and shall not affect the meaning of the language included therein.

8.7. Independent Contractors. The parties acknowledge and agree that they are dealing with each other hereunder as independent contractors. Nothing contained in the Agreement shall be interpreted as constituting either party the joint venture or partner of the other party or as conferring upon either party the power of authority to bind the other party in any transaction with third parties.

8.8. Survival. The provisions of Section 1.4 (Reservation of Rights), 3.1 (Ownership of Trademarks), 3.2 (Ownership of Domain Name), 4.4 (Legend; Disclaimer), 5 (Confidential Information and Disclosure), 6 (Indemnification),
7.2 (Effect of Termination) and 8 (General) will survive any termination of this Agreement.

8.9. Severability. Except as otherwise set forth in this Agreement, the provisions of this Agreement are severable, and if any one or more such provisions shall be determined to be invalid, illegal or unenforceable, in whole or in part, the validity, legality and enforceability of any of the remaining provisions or portions thereof shall not in any way be affected thereby and shall nevertheless be binding between the parties hereto.

The undersigned hereby agree to the terms and conditions of this Agreement effective on the Execution Date first set forth above.

DWANGO NORTH AMERICA, INC.                DWANGO COMPANY, LTD.


BY:   /s/ Robert E. Huntley               BY:   /s/ Hiroshi Kobayashi
    ----------------------------------        ----------------------------------
    Robert E. Huntley, President and          Hiroshi Kobayashi, President
    Chief Executive Officer